Exhibit 99.1

Investor Contact:	Brendon Frey, ICR
(203) 682-8216
brendon.frey@icrinc.com

PR Contact:	Melissa Layton, Crocs, Inc.
(303) 848-7885
mlayton@crocs.com

Crocs Provides an Update on the Business Impact of COVID-19
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NIWOT, COLORADO — March 30, 2020 — Crocs, Inc. (NASDAQ: CROX), a world leader in innovative casual footwear for men, women, and children, today provided an update on the business impact of the global coronavirus (COVID-19) pandemic.

Andrew Rees, President and Chief Executive Officer, shared, “These are unprecedented times that are impacting not only Crocs, but our whole society. 2019 was record year for the Crocs brand and as we started 2020 we were looking forward to another tremendous year of growth. Today, while we are still in a strong position, we are taking precautionary measures for the near term to ensure the health and well-being of our consumers, our employees, our communities and our business. We are confident that these actions will ensure we are in a good position to manage through this crisis and will emerge a strong, vibrant brand.”

Business Outlook:

All company-operated retail stores in North America will remain closed until further notice. Many retail stores in Europe are also currently closed in compliance with local regulations. While many stores remain closed, customers may continue to enjoy shopping on Crocs.com. Given the continued disruption and uncertainty globally related to COVID-19, Crocs is withdrawing its first quarter and full year 2020 outlook provided on February 27, 2020. Crocs will provide a business update during its first quarter fiscal 2020 earnings call.

Financial Flexibility:

As a precautionary measure, the Company has amended its revolving credit facility and has suspended share repurchases to preserve maximum liquidity and flexibility during these unprecedented times. The Company’s revolving credit facility with PNC Bank, National Association, and a consortium of other lenders (the “Credit Facility”) was increased to $500 million from $450 million. In addition, the amended Credit Facility has a modified leverage ratio of 4.00x for the second and third quarters of fiscal 2020, after which the leverage ratio decreases to 3.50x through fourth quarter 2021 and 3.25x thereafter. The Credit Facility maturity date of July 2024 remains unchanged.
The Company maintains ample access to liquidity and expects a first quarter fiscal 2020 ending cash and cash equivalents balance between $90 million and $100 million with borrowings outstanding on the Credit Facility of up to $355 million, leaving remaining capacity of approximately $145 million on the $500 million Credit Facility. During the first quarter of 2020, we repurchased 1.6 million shares of our common stock for $39.2 million, at an average price of $25.13 per share.

“Our balance sheet remains strong, but during these times of uncertainty, we feel it is prudent to shore up liquidity and maintain flexibility. We thank our partners for their continued support as we all work through these challenging times,” said Anne Mehlman, Executive Vice President and Chief Financial Officer.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. The vast majority of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.

In 2020, Crocs declares that expressing yourself and being comfortable are not mutually exclusive. To learn more about Crocs or our global Come As You Are™ campaign, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements:

This press release includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding potential impacts to our business related to the COVID-19 pandemic. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the COVID-19 outbreak and related government, private sector, and individual consumer responsive actions; current global financial conditions, including economic impacts resulting from the COVID-19 outbreak; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speak only as of the date of this press release. We do not undertake any obligation to update publicly any forward-looking statements.

Category:Investors
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